Exhibit 99.1

Audience Announces First Quarter 2014 Financial Results

MOUNTAIN VIEW, CA – May 1, 2014 – Audience, Inc. (NASDAQ: ADNC), the leader in advanced voice and audio processing for mobile devices, today announced its first quarter 2014 financial results.

Revenue for the first quarter of 2014 was $36.1 million, compared with $47.2 million for the same period in 2013. As reported under U.S. generally accepted accounting principles (GAAP), first quarter 2014 net loss was ($7.2) million, or ($0.32) per diluted share based on weighted average shares outstanding of 22.2 million. This compares with GAAP net income of $4.6 million, or $0.20 per diluted share based on weighted average shares outstanding of 23.3 million, for the same period in 2013. Gross margin on a GAAP basis for the first quarter of 2014 was 51.9% of revenue, compared to 54.0% of revenue for the same period in 2013.

Non-GAAP net loss, as defined below, for the first quarter of 2014 was ($3.3) million, or ($0.15) per diluted share based on weighted average shares outstanding of 22.2 million. This compares with non-GAAP net income of $6.2 million, or $0.27 per diluted share based on weighted average shares outstanding of 23.3 million, for the same period in 2013. Gross margin on a non-GAAP basis for the first quarter of 2014 was 52.1% of revenue, compared to 54.2% of revenue for the same period in 2013.

“From a product standpoint, 2014 is off to a strong start with the introduction of new Always-on voice and motion products, and the announcement of devices from key customers like Samsung and leading Chinese OEMs, including ZTE, Meizu, Yulong and Huawei,” said Peter Santos, president and chief executive officer. “This year we anticipate growing interest in our next generation voice, as well as new motion technology, as we diversify our product offerings for smartphone, tablet and other adjacent markets.”

“We were pleased to deliver financial results meeting or exceeding our guidance for the first quarter,” said Kevin Palatnik, chief financial officer. “With the product announcements made at both CES and MWC and their delivery in the second half of the year, we expect continued sequential revenue growth throughout the year.”

Business Outlook

For the second quarter of 2014, Audience expects total revenue to be in the range of $37.5 to $40.5 million. Second quarter GAAP gross margin is expected to be in the range of 51.5% to 54.5%. Second quarter GAAP net loss, which includes $1.5 million of expected stock-based compensation expense, is expected to be in the range of ($3.7) to ($4.7) million, or ($0.17) to ($0.21) per diluted share on approximately 22.5 million diluted weighted average shares outstanding.

Second quarter non-GAAP gross margin is expected to be in the range of 51.5% to 54.5%. Second quarter non-GAAP net loss is expected to be in the range of ($2.2) to ($3.2) million, or ($0.10) to ($0.14) per share on a diluted basis.

A schedule showing a reconciliation of the business outlook from GAAP diluted net loss per share to non-GAAP diluted net loss per share is included with this release.

The above information concerning guidance represents Audience’s outlook only as of the date hereof and is subject to change as a result of amendments to material contracts and other changes in business conditions.

Audience Announces First Quarter 2014 Financial Results

Audience undertakes no obligation to update or revise any financial forecast or other forward looking statements, as a result of new developments or otherwise.

Quarterly Conference Call Today

Peter Santos, president and chief executive officer, and Kevin Palatnik, chief financial officer, will host a conference call today at 1:30 pm (Pacific) / 4:30 pm (Eastern). Attendees are asked to join the call at least ten minutes prior to the scheduled conference call time. The call may be accessed by dialing 1-877-212-6076 (toll free) or 1-707-287-9331 (international). The passcode is 24719431. A live and archived webcast of the call will be available on Audience’s website at http://investor.audience.com for 30 days.

Audience expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, Audience may reiterate the business outlook published in this press release. At the same time, Audience will keep this press release, including the business outlook, publicly available on its website.

Beginning June 13, 2014, Audience will observe a Quiet Period during which Audience’s representatives will not comment on Audience’s business outlook, financial results or expectations. The Quiet Period will extend until the day when Audience’s Second Quarter 2014 Earnings Release is published, which is currently scheduled to be July 31, 2014.

Use of Non-GAAP Financial Measures

Audience prepares its financial statements in accordance with generally accepted accounting principles for the United States (GAAP). The non-GAAP financial measures, such as gross margin, net income and earnings per share information for the three months ended March 31, 2014 and similar periods from the prior year included in this press release are different from those otherwise presented under GAAP. The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

Stock-based compensation expense relates to equity incentive awards granted to our employees, directors and consultants under GAAP. Stock-based compensation expense has been and will continue to be a significant recurring expense for Audience. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards reflects a non-cash charge that we exclude from non-GAAP net income.

On June 5, 2012, Audience entered into a lease agreement for its future corporate headquarters facility in Mountain View, California. Pursuant to the lease agreement, the lease falls under “build-to-suit” accounting treatment and therefore, in accordance with accounting for the effect of lessee involvement in asset construction, the company is considered to be the owner of the real estate project during the construction period. As such, Audience recorded an asset for construction in progress for incurred construction costs, and a liability for those costs that are not funded by the company. Additionally, the rent costs associated with the ground lease during construction was recorded to the income statement. This rent cost is a non-cash charge that the company excluded from its non-GAAP net income. The construction was completed and the lease commenced October 1, 2013. Upon lease commencement, “build-to-suit” accounting treatment was terminated. The company concluded that the lease qualifies for sale-leaseback accounting treatment and that the lease is to be recorded as an operating lease.

Non-GAAP financial information is adjusted for a tax rate equal to our three year annual estimated tax rate on non-GAAP income. Our three year estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in

Audience Announces First Quarter 2014 Financial Results

the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

Audience has provided these measures in addition to GAAP financial results because management believes these non-GAAP measures help provide a consistent basis for comparison between quarters and annual growth rates that are not influenced by certain non-cash charges and therefore are helpful in understanding Audience’s underlying operating results. These non-GAAP measures are some of the primary measures Audience’s management uses for planning and forecasting. These measures are not in accordance with, or an alternative to, GAAP and these non-GAAP measures may not be comparable to information provided by other companies. Reconciliations of the GAAP to non-GAAP results are presented at the end of this press release.

Cautionary Note Concerning Forward-Looking Statements

Statements in the press release and certain matters to be discussed on the first quarter conference call regarding Audience, Inc., which are not historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements relating to expectations of future revenue, net income and operating margin performance, diversification of our customer base, future success for various products and our leadership position in the market, reporting on wins in the market and the demand for our solutions including continued demand by customers upon whom we are substantially dependent are based on current expectations and assumptions that are subject to risks and uncertainties. Our actual results could differ materially from those we anticipate as a result of various factors, including: completion of our 2014 audit and potential fluctuations in the company’s quarterly and annual operating results and financial condition, including but not limited to matters related to tax; our dependence on a single OEM, Samsung Electronics Co. Ltd., for a substantial portion of our revenue; weak demand for high end smart phones and the impact on our business; our need to maintain and expand our existing relationships with our OEMs, including Samsung and leading Chinese OEMs and to establish relationships with new OEMs in order to maintain and increase our revenue; our ability to sustain profitable operations due to our history of losses and accumulated deficit; quarterly fluctuations in our results due to factors such as the timing of OEM product launches, customer purchasing behavior in light of anticipated mobile phone launches; our assessments of whether we have excess or obsolete inventory; increasing competition and new entrants in the market for our products; our need to diversify our sources of revenue; our ability to enter new end user product markets, as well as new geographic markets; pressure on the average selling prices for our products; our lengthy sales cycle and the lack of certainty as to whether any given OEM’s products will achieve market acceptance; our OEMs’ lengthy and expensive process to qualify our products; our ability to develop new or enhanced products in a timely manner that achieve market acceptance; our reliance on third parties to manufacture, assemble and test our products; increased defects that may be present in our products as we scale our manufacturing processes; the impact of future intellectual property litigation and claims for indemnification; changes in tax laws or our ability to utilize our tax structure and net operating losses and other risks inherent in fabless semiconductor businesses. For a discussion of these and other related risks, please refer to “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2013, which is available on the SEC’s website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date made. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

Audience Announces First Quarter 2014 Financial Results

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

About Audience

Audience is the leader in advanced voice and audio processing for mobile devices, and in early 2014 announced its expansion into advanced multisensory and motion processing. Its family of earSmart™ intelligent voice processors is based on the processes of human hearing, to suppress background noise and enhance mobile voice quality. Audience’s technology substantially improves the mobile voice experience, while also improving the performance of speech-based services, and enhancing audio quality for multimedia. Audience earSmart™ processors are featured in mobile devices from leading providers in Asia-Pacific, Europe and the U.S. The company is based in Mountain View, California. For more information, see www.audience.com.

For more information on Audience® earSmart™ Advanced Voice processors, please go here.

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For more information, contact:

Investors
The Blueshirt Group
Suzanne Schmidt or	Melanie Solomon
415-217-4962	415-217-4964
suzanne@blueshirtgroup.com	melanie@blueshirtgroup.com

Media and Industry Analysts

Diane Vanasse

408-242-0027

dvanasse@audience.com

Audience, Inc.

Condensed consolidated balance sheets

(in thousands)

(unaudited)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$107,604	$124,691
Short-term investments	17,749	14,855
Restricted cash	—	170
Accounts receivable, net	11,692	5,670
Inventories	18,704	13,422
Other current assets	5,065	4,676

Total current assets	160,814	163,484
Property and equipment, net	12,998	13,533
Other noncurrent assets	2,673	2,402

Total assets	$176,485	$179,419

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,040	$6,304
Accrued and other current liabilities	8,393	10,673
Deferred credits and income	642	265

Total current liabilities	18,075	17,242
Taxes payable — noncurrent	1,109	935
Other liabilities — noncurrent	1,924	1,861

Total liabilities	21,108	20,038

Stockholders’ equity:
Common stock	22	22
Additional paid-in capital	187,027	183,840
Accumulated other comprehensive income	1	(1)
Accumulated deficit	(31,673)	(24,480)

Total shareholders’ equity	155,377	159,381

Total liabilities and stockholders’ equity	$176,485	$179,419

Audience, Inc.

Condensed consolidated statements of operations

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2014	2013
Revenue:
Hardware	$34,194	$43,668
Licensing	1,884	3,561

Total revenue	36,078	47,229
Cost of revenue	17,338	21,720

Gross profit	18,740	25,509
Operating expenses:
Research and development	12,188	9,450
Selling, general and administrative	12,245	10,345

Total operating expenses	24,433	19,795

Income (loss) from operations	(5,693)	5,714
Interest income, net	18	54
Other expense, net	(33)	(75)

Income (loss) before income taxes	(5,708)	5,693
Income tax expense (benefit)	1,485	1,048

Net income (loss)	$(7,193)	$4,645

Net income (loss) per share:
Basic	$(0.32)	$0.22

Diluted	$(0.32)	$0.20

Weighted average shares used in computing net income (loss) per share:
Basic	22,221	20,961

Diluted	22,221	23,324

Audience, Inc.

GAAP to Non-GAAP net income (loss) reconciliation

(in thousands)

(unaudited)

	Three months ended March 31,
	2014	2013
GAAP net income (loss)	$(7,193)	$4,645
Stock-based compensation	1,576	1,317
Non-cash rent expense	—	248
Tax adjustments	2,310	—

Non-GAAP net income (loss)	$(3,307)	$6,210

Audience, Inc.

Reconciliation of GAAP to non-GAAP diluted earnings (loss) per share

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2014	2013
GAAP net income (loss) — basic and diluted	$(7,193)	$4,645
Non-GAAP adjustments:
Stock-based compensation	1,576	1,317
Non-cash rent expense	—	248
Tax adjustments	2,310	—

Non-GAAP net income (loss) — diluted	$(3,307)	$6,210

GAAP — diluted weighted average shares	22,221	23,324

Non-GAAP — diluted weighted average shares	22,221	23,324

GAAP — diluted net income (loss) per share	$(0.32)	$0.20
Non-GAAP adjustments:
Stock-based compensation	0. 07	0.06
Non-cash rent expense	—	0.01
Tax adjustments	0.10	—

Non-GAAP - diluted net income (loss) per share	$(0.15)	$0.27

Audience, Inc.

Reconciliation of GAAP to Non-GAAP Operating Results

(in thousands, except per share data)

(unaudited)

	Three months ended March 31, 2014			Three months ended March 31, 2013
	Reported GAAP	Adjustments	Non- GAAP	Reported GAAP	Adjustments	Non- GAAP
Total revenue	$36,078	$—	$36,078	$47,229	$—	$47,229
Cost of revenue(1)	17,338	(62)	17,276	21,720	(69)	21,651

Gross profit	18,740	62	18,802	25,509	69	25,578
Total operating costs(1)	24,433	(1,514)	22,919	19,795	(1,496)	18,299

Income (loss) from operations	$(5,693)	$1,576	$(4,117)	$5,714	$1,565	$7,279

Income (loss) before income taxes	$(5,708)	$1,576	$(4,132)	$5,693	$1,565	$7,258
Income tax expense (benefit)(2)	1,485	(2,310)	(825)	1,048	—	1,048

Net income (loss)	$(7,193)	$3,886	$(3,307)	$4,645	$1,565	$6,210

(1)	Adjustment relates to stock-based compensation expense and non-cash rent expense recognized during the period for GAAP purposes.

(2)	Adjustment reflects the tax benefit from all non-GAAP adjustments for the period.

Audience, Inc.

Estimated computation of GAAP to non-GAAP diluted net loss per share

(unaudited)

Three months ending June 30, 2014
Estimated GAAP diluted net loss per share	($0.17) - ($0.21)
Estimated stock-based compensation expense per share	$0.07

Non-GAAP diluted net loss per share	($0.10) - ($0.14)